CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated August 26, 2011 relating to AllianceBernstein International Growth Fund, Inc. for the fiscal year ended June 30, 2011 which is incorporated by reference in this Post-Effective Amendment No. 30 to the Registration Statement (Form N-1A No. 33-76598) of AllianceBernstein International Growth Fund, Inc.

                                                  /ERNST & YOUNG LLP


New York, New York
October 28, 2011